UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant To Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) — October 2, 2008

NUCRYST PHARMACEUTICALS CORP.
(Exact name of registrant as specified in its charter)

Alberta, Canada	000-51686	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

NUCRYST Pharmaceuticals Corp.
50 Audubon Road
Wakefield, MA 01880
(Address of principal executive offices)
Registrant’s telephone number, including area code:  (781) 224-1444
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On October 2, 2008, NUCRYST Pharmaceuticals Corp. (the “Company”) received a deficiency notice from The Nasdaq Stock Market (“Nasdaq”) stating that it no longer complies with Nasdaq Marketplace rule 4450(a)(5) because, for the previous 30 consecutive business days, the bid price of its common shares had closed below the $1.00 minimum per share requirement.
The notice also indicated that in accordance with Marketplace Rule 4450(e)(2) the Company has until March 31, 2009 to regain compliance, which requires a closing bid price of the Company’s common stock at or above $1.00 per share for a minimum of 10 consecutive business days. In the event the Company does not regain compliance within this period, the Company may appeal a delisting determination by the Staff to the Nasdaq Listing Qualifications Panel, and the Company’s securities would remain listed pending the Panel’s decision. The Company may apply to Nasdaq to transfer its common stock to The Nasdaq Capital Market if it satisfies the requirements for initial inclusion set forth in Marketplace Rule 4310(c), except the minimum bid price requirement. If its application for transfer is approved, the Company would be afforded the remainder of that market’s second 180 calendar day compliance period to regain compliance with the minimum bid price requirement in order to remain on The Nasdaq Capital Market. The Company is currently evaluating its alternatives to resolve the listing deficiency.
On October 3, 2008, the Company issued a press release announcing the receipt of the Nasdaq deficiency notice, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits.

Exhibit
Number	Description

99.1	Press Release, dated October 3, 2008, titled “NUCRYST Receives Nasdaq Deficiency Notice”
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nucryst Pharmaceuticals Corp.
By:	/s/ Carol L. Amelio
Carol L. Amelio
Vice President, General Counsel and Corporate Secretary

Dated:  October 6, 2008.